SECRETARY’S CERTIFICATE

     I, Kenneth R. Christoffersen, Secretary of Dreyfus Funds, Inc. (the “Funds”), certify that the following is a true and correct copy of resolutions adopted by the Board of Directors, including all of the independent directors, of the Funds, on November 20, 2008, and that the same are in full force and effect as of the date of this certification:

     WHEREAS, Section 17(g) of the Investment Company Act of 1940 and the regulations promulgated thereunder by the Securities and Exchange Commission provide in substance that every registered management investment company shall maintain a bond issued by a reputable fidelity insurance company against larceny and embezzlement covering each officer and employee of the investment company having access to the securities or funds of the investment company, the form of the bond and amount of coverage to be in accordance with specific requirements and conditions set forth in Rule 17g-1; and

     WHEREAS, the Funds currently maintain a bond underwritten by Federal Insurance Company in the amount of $5 million, which is hereafter designated as an investment company asset protection bond (“ICAP Bond”); and

     WHEREAS, the ICAP Bond is scheduled to expire on December 1, 2008; and

     WHEREAS, Fund management has recommended that the Funds renew their coverage under the ICAP Bond with Federal Insurance Company and the directors have determined that the bond be renewed in the amount of $2.5 million; and

     WHEREAS, the Funds have received assurances from Fund counsel as to the legal sufficiency of the ICAP Bond, its reasonable form and its compliance with the statutory and regulatory requirements under the Investment Company Act of 1940;

     NOW, THEREFORE, BE IT RESOLVED, that the directors of the Funds, after considering the value of the aggregate assets to which any person or entity covered by the Funds’ ICAP Bond may have access, the types and terms of the arrangements for the custody and safekeeping of the assets, the nature of the securities in the portfolios of the Funds, and other relevant factors, do hereby determine that fidelity bond coverage for the Funds in the amount of $2.5 million is reasonable and adequate; and

     FURTHER RESOLVED, that the executive officers of the Funds are authorized and directed to renew the ICAP Bond with Federal Insurance Company in the amount of $2.5 million for an annual term commencing December 1, 2008; and

     FURTHER RESOLVED, that the appropriate officers of the Funds are hereby designated to make any filings and give any notices required by Rule 17g-1 under the 1940 Act.

Statement of Premiums Paid

In accordance with Rule 17g-1(g)(1)(i)(c) under the Investment Company Act of 1940, ICAP Bond premiums have been paid for the period of December 1, 2008 to December 1, 2009.

DREYFUS FUNDS, INC.

/s/Kenneth R. Christoffersen

Kenneth R. Christoffersen
Secretary

Date: December 18, 2008